Q3 FY 2018 Casey’s General Stores Earnings Conference Call    Wednesday, March 7th, 2018

Q3 FY 2018 Casey’s General Stores Earnings Conference Call

Wednesday, March 7th, 2018

Opening Remarks
William J. Walljasper
Chief Financial Officer, Casey’s General Stores
Forward-looking statements
Good morning and thank you for joining us to discuss Casey’s results for the quarter ended January 31st. I am Bill Walljasper, Chief Financial Officer; Terry Handley, President and Chief Executive Officer, is also here. Before we begin, I will remind you that certain statements made by us during the investor call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include any statements relating to our possible or assumed future results of operations, business strategies, growth opportunities and performance improvements at our stores. There are a number of known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from any future results expressed or implied by those forward-looking statements, including our ability to execute on the value creation plan we will describe, or realize benefits from the value creation plan, as well as other risks, uncertainties and factors which are described in our most recent annual report form 10K, and quarterly reports on form 10Q, as filed with the SCC and available on our website. Any forward-looking statements made during this call reflect our current views as of today with respect to future events, and Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Agenda
As you saw this morning from our two press releases and the presentation we posted to the investor section of our website, we have a lot to cover today, including details of our value creation plan, and several important updates to our Board and governance. Before we get to those, we will take a few minutes to summarize the results of the third quarter, and then we will open up for questions at the end.
I would now like to turn the call over to Terry to discuss our results.
Q3 FY 2018 Results
Terry Handley
President and Chief Executive Officer, Casey’s General Stores
Third-quarter results
Thank you, Bill, and good morning everyone. As Bill said, I will start with a brief overview of the quarter. Diluted earnings per share for the third quarter were $5.08, compared to $0.58 a year ago. The third quarter benefited from a one-time adjustment in our deferred tax liabilities as a result of the Tax Cuts and Jobs Act that became effective January 1st. Without this benefit, diluted earnings per share would have been $0.48. We experienced strong fuel gallon increases during the quarter, and fortunately, this was offset by softer-than-expected results in prepared foods. Year to date, diluted earnings per share adjusted for the tax reform were $3.20, compared to $3.72 in the same period last year.
Fuel
In the Fuel category, same-store gallons sold continued to outpace miles driven reported by the United States Department of Transportation and our publicly traded peers, with same-store gallons up 3.8%. Total gallons sold for the quarter rose over 8% to nearly $540 million. The average retail price of fuel during this period increased over 13% to $2.40 a gallon compared to $2.12 for the third quarter last year. During the quarter, we experienced an increase in wholesale fuel costs primarily in the back half of the quarter, that had an adverse effect on the margin, resulting in average fuel margin of 18.6 cents per gallon for the quarter. Year to date, the fuel margin was 19.22 cents per gallon. The third-quarter margin benefited from the sale of renewable fuel credits, commonly known as RINs. During the quarter, we sold 18.2 million RINs for $14.6 million. RINs are currently trading around 45 cents. For comparison purposes going forward, last year in the fourth quarter, the average RIN sold for approximately 46 cents. Same-store gallons sold year to date were up 2.4%, well above our annual guidance, with total gallons sold for the year up 6.5% to $1.7 billion. Due to the increase in gallons sold in the quarter compared to the same period a year ago, gross profit dollars in the Fuel category grew over 12% to $100.3 million.
Grocery and Other Merchandise
Total sales in the Grocery and Other Merchandise category were up 5.6% to nearly $503 million in the third quarter. Same-store sales were up 2.5% during the quarter, which continues to outpace market data in our operating region. Excluding cigarettes, our same-store sales were up 3.5%. The average margin in the quarter remains strong at 31.9%. As a result, gross profit dollars for the quarter in the category were up over 8% to $160.2 million. For the year, same-store sales were up 2.7%, with total sales up 5.4% to $1.7 billion. The average margin year-to-date was 31.9%.
Prepared Food and Fountain
In the Prepared Food and Fountain category, total sales were up 5.4% to $240.6 million for the quarter. Same-store sales were up 1.7%, which fell below our annual guidance. Over the course of the quarter, we experienced an increasingly competitive environment, both in pricing and promotions in our market area, at a time when we had reductions in our advertising spend. With this in mind, we have made and will continue to make adjustments to our promotional and pricing strategies, which are focused on increased value opportunities for our customers, who continue to be impacted by a challenging economic backdrop. The average margin for the third quarter was 60.5%, down 120 basis points from a year ago, primarily due to an increase in sales, input costs and promotional activity. The average cost of cheese is locked in at both of our distribution centers through December 2018 at approximately $1.87 per pound. In the quarter, Prepared Food gross profit dollars rose 3.4% to $145.6 million. Year to date, same-store sales were up 2.6%, with an average margin of 61.5%.
Operating expenses
At the nine-month mark, operating expenses were up 9.9%. For the quarter, operating expenses increased by 10.5% to $323 million. Approximately 40% of this increase was due to a rise in wages and payroll taxes primarily related to operating more stores compared to a year ago in the period. With the rising retail fuel prices, we also saw a combined increase of $5 million in credit card fees and fuel expenses in the quarter. This had an approximate 170-basis-point adverse impact to the quarterly operating increase. We also experienced a significant rise in health insurance claims resulting in increase in health insurance expenses of over $3 million. Lastly, we incurred approximately $2 million in consultant fees related to a variety of activities, including our digital engagement and price optimization programs. Separately, we continue to make gains in controlling operating expenses. Store-level operating expenses for open stores not impacted by any of the growth programs were up approximately 2.9% in the third quarter. The unchanged numbers include the adverse impact from the higher credit card fees mentioned previously. Operating expenses will remain an area of focus.
I will now turn the call over to Bill to discuss the financial statement.
Financial Statement
William J. Walljasper
Chief Financial Officer, Casey’s General Stores
Income statement
Thanks, Terry. On the income statement, total revenue in the quarter was up over 16% to $2.1 billion, primarily due to a 13% increase in the retail price of fuel from the third quarter last year, increased sales gains mentioned previously, and an increase in the number of stores in operation this quarter compared to the same period a year ago. Depreciation was up 11.5%, which was below our annual guidance, primarily due to a decrease in accelerated appreciation from our placement activity. Year-to-date total revenue was up 11.3%. The effective tax rate in the quarter was down significantly due to the new tax reform changes, as discussed in further detail in our 10Q file today with the Security and Exchange Commission. Under the new tax reform legislation, we expect our new effective tax rate to be around 24% in fiscal 2019. The reform also generated a one-time non-cash benefit of approximately $170 million, or approximately $4.60 per share, relating to the resetting of our deferred tax liabilities.
Balance sheet
Our balance sheet continues to be strong. At January 31st, cash and cash equivalents were $138.7 million, up from $76.7 million at the end of the fiscal year, primarily due to the additional debt we secured for future growth, offset by share repurchases. Long-term debt net of current maturities was $1.3 billion. At the nine-month mark, we generated $296 million in cash flow from operations, and capital expenditures were $452.6 million compared to $339.2 million a year ago in the same period. Capital expenditures were up due to an increase in new store construction and acquisition activity.
I would now like to turn the call back over to Terry to talk about our store growth programs and, importantly, the value creation plan we announced today.
Store Growth Programs and Value Creation Plan
Terry Handley
President and Chief Executive Officer, Casey’s General Stores
Store growth programs
Thank you, Bill. This quarter, we opened 20 new store constructions and completed six replacement stores. We acquired three stores, and have 14 additional acquisition stores under agreement to purchase. We also completed 13 major remodels in the quarter. In addition, we have 66 new stores, 14 replacement stores, and 33 major remodels under construction. Currently, we have 140 sites under agreement for future new builds. Our store count at the end of this quarter was 2,020.
Value creation plan
Next, I would like to share our value creation plan. In our last earnings call, we mentioned that we would update you on the digital engagement and price optimization programs we have been evaluating. Our initial assessments of these programs were completed on schedule, so I would like to share with you our long-term value creation plan, including more detail on these programs.
Shareholder update
I would like to begin by highlighting our track record over the past five years. During that time, pizza delivery, 24-hour stores and major remodel growth programs that we previously implemented have been a significant part of driving same-store sales. Our median same-store sales growth over the past five years has been 2.6% in fuel gallons, 7.1% in Grocery and Other Merchandise, and 8.6% in Prepared Foods. The successful implementation of these initiatives led to an average store-level EBITDA growth rated 2 times that of the unchanged store average growth ratio from fiscal 2011 to fiscal 2017. We have consistently delivered value to our shareholders, including increasing our dividend every year for the past 17 years, with a compound and annual growth rate of 18%, repurchasing $193 million of Casey’s shares over the last 12 months, and delivering a total shareholder return over the past five years of 103%. Our plan to build on this strong foundation involves enhancing store performance while maintaining a disciplined approach to capital allocation. We are also announcing strategic Board and governance initiatives that enhance the alignment between our strategy, Board and shareholders. We believe that by fiscal 2021, all of these components combined will drive growth in same-store fuel gallons of at least 4%, same-store sales in Grocery and Other Merchandise of at least 6%, and same-store sales in Prepared Food and Fountain of at least 10%. We are confident these initiatives will drive accelerated store growth and profitability, and deliver increased return for shareholders.
Our increased value creation plan
I will now provide more detail about how we expect to achieve these results. Starting with the enhanced store performance. Within this portion of the plan, there are three distinct but related growth initiatives: our digital engagement program, the fleet card program, and a price optimization program. I will begin with digital engagement on slide 8.
Enhancing our customer-centric business through digital engagement
We continued to progress our digital engagement over the last quarter, and reached several key milestones. In partnership with the Deloitte Digital team, we developed a detailed roadmap of implementation, and will onboard a new Chief Marketing Officer very soon, who will lead this implementation process. As part of the digital engagement program, we intend to create a seamless customer experience both online and in store, that offers new digital product categories and facilitates personalized marketing and rewards. This will involve an enhanced website, a redesigned mobile app, a loyalty program, in-store technology and enhanced enterprise infrastructure. This digital platform will allow us to gain a deeper understanding of our customers, and better serve them by providing the seamless convenience they value, and target effective promotions that will drive additional customer visits. We expect to realize significant benefits from this program, including same-store sales growth starting in 2020.
Increasing total sales through fleet card
Our fleet card program, which is discussed on slide 9, represents a more aggressive approach than we have taken in the past to better address this important customer category. The primary preferences of fleet customers – ease of access, and food and beverage choices – are well aligned with the Casey’s model, providing a great opportunity to serve new customers. We have a team with relevant fleet card experience leading the implementation of a program that we expect will improve sales with these valued customers. Once we have a new program in place, which will occur in early fiscal 2019, we expect an incremental fuel volume opportunity of 2%, and an uplift of in-store sales driven by increased traffic. We expect to being realizing fuel and in-store sales benefits by Q3 of fiscal 2019.
Driving performance through price optimization
Our third initiative to enhance store performance is price optimization, which is presented on slide 10. We have partnered with Impact 21, a consulting, analytics and services company specializing in the convenience store space, to implement our program. We established an implementation roadmap and thoroughly vetted potential solutions providers. Over the coming quarters, we will implement technology that will allow us to leverage the sales data generated by our broad network of stores, combined with the market data, to make centralized, rules-based pricing decisions at the pump and in the store. The technology we are incorporating will allow us to roll out a comprehensive process across every category, improving sales and margins throughout our entire network of stores. The first stage of implementation during fiscal 2019 will focus on the optimization of fuel and select key items inside the store. In the first quarter of fiscal 2020, we will expand the program to our remaining categories. We believe this program will represent a fundamental shift in our marketing process for both fuel and in-store purchases, due to the increased visibility into our pricing and promotion strategy.
Continued focus on operating expenses
In addition to these initiatives to enhance store performance, we remain focused on implementing ongoing cost reduction measures and managing operating expenses. As cited on slide 11, we have identified and implemented numerous cost reduction measures focused primarily on labor, our largest category of controllable expenses. We have also optimized prior initiatives, pizza delivery and 24-hour stores, and enhanced our ability to monitor and adjust these programs across the store base, including new stores. As a result of these initiatives, we have achieved a significant and measurable reduction in the store-level operating expenses. In stores not impacted by recent growth programs, we have reduced operating expense growth from 9.6% in the third quarter of fiscal year 2017, to 2.9% in the third quarter of fiscal 2018. We now expect to achieve cumulative store-level operating expense savings of approximately $200 million from the fourth quarter of fiscal 2018 to fiscal 2021, which we plan to reinvest in the key initiatives to increase shareholder value. We are also exploring other opportunities to further reduce expenses. For instance, we are currently implementing a new fleet management system that improves distribution efficiency and reduces cost. Also, in anticipation of the increased sales volume generated by our initiatives and new stores, we are conducting a holistic evaluation of our distribution system to identify optimization opportunities, with a focus on cost and efficiency.
Reallocating capital to increase shareholder value
Another element of our value creation plan is our disciplined approach to capital allocation. We plan to reallocate capital in 2019 and beyond, and continue to target opportunities aimed at increasing shareholder value. As you can see on slide 12, we expect at least $150 million in incremental capital to be available in fiscal 2019 compared to fiscal 2018, due to reduced remodel and replacement activity following the successful completion of the major remodel program to refresh our store base, and anticipated tax reform benefits. This capital allocation strategy will continue to prioritize investments in high-return growth and profitability initiatives, to include the digital engagement and price optimization programs under our enhanced store performance plan, as well as continued pursuit of disciplined store growth, strategic acquisition opportunities, and returning capital to shareholders. We believe these changes and others will significantly drive earnings per share and return on invested capital at Casey’s.
Returning capital to shareholders
Slide 13 is an update on an important area of focus for the Board and management: returning capital to shareholders through dividends and share repurchases. Our current share repurchase program authorizes repurchases of up to $300 million of common stock over the course of two years. As the earnings press release indicated, during our third fiscal quarter, we repurchased 93,000 shares for approximately $10.9 million. Since the start of the program we have repurchased nearly 1.8 million shares. We expect to complete the remaining $107 million capacity under the company's existing share repurchase program in the first half of the calendar year 2018. We believe the share repurchase program is an important lever in delivering value to our shareholders. Therefore, the company has authorized a new $300 million share repurchase program through fiscal year 2020. The share repurchase plan is a reflection of the significant opportunity associated with our value creation plan and in particular the key initiatives we highlighted today.
Value Creation plan
The final area of the value creation plan is our strategic board and governance initiatives. This is an important topic for all public companies including Casey's and one where we have engaged shareholders overtime especially subsequent to our last annual meeting.
Structure
Throughout our history, we benefited from ensuring we have a dedicated and experienced board and we consistently considered new candidates. We are also dedicated to evolving our governance structures in light of current best practices. This work is critical to our success.
Announcement
Earlier today, Casey's announced the appointment of three new highly qualified independent directors to our board something we have been hard at work to do for some time. They bring critical skills and retail leadership, digital growth program development and extensive operational and logistics capabilities that are closely aligned with our long-term strategy.
Appointees
As you can see on slide 14, the three new appointees are Donald E. Frieson, the former Executive Vice President of Operations of Sam's Club, a division of Walmart. David K. Lenhardt, the former President and Chief Executive Officer of PetSmart and Allison M. Wing, the former Chief Marketing Officer and Executive Vice President of Digital Channels at Ascena Retail Group.
We also named Lynn Horak, a Casey's Independent Director since 2009, Chairman of the board. I look forward to working with our new directors and certainly welcome them to Casey's.
Director appointments
In connection with the new director appointments, three incumbent Casey's directors departing Chairman Bob Myers, Will Kimball, and Jeff Lamberti have retired from the board. It has been my privilege and honor to work alongside Bill, Jeff and of course Bob, who has spent almost 30 years with the company including nearly a decade as Casey's CEO. They instilled in Casey's a relentless focus on operational execution and discipline growth. These directors were part of a board that oversaw compounded annual EBITDA growth of 11% and total shareholder returns of approximately 380% throughout their tenure together.
Their contributions to Casey's over the years had been truly invaluable and we intend to carry their legacy forward. We sincerely thank them for their service to the company and our shareholders.
Enhancements
In addition to these new board appointees and our new independent chairman, we announced a number of enhancements to our corporate governance and shareholder rights practices that include adopting proxy access, adopting majority voting in director election subject to shareholder approval and implementing director age and tenure limitations. We believe these actions to enhance our corporate governance profile and shareholder rights practices combined with our board additions positions Casey's to successfully execute on that value creation plan and drive future shareholder value.
Closing
In closing as the retail landscape continues to rapidly evolve, we have taken significant steps to transform Casey's to enhance store performance and deliver long term profitable growth. Moving forward, we believe Casey's has the right team in place and the correct strategy to successfully execute on our next chapter and drive significant long-term shareholder value. You may now open the line for questions.
Q&A

Shane Higgins (Deutsche Bank): Good morning. Thanks for taking the questions. I just really wanted to drill down first on the prepared foods for the quarter. The pizza-to-pump promotion that you guys rolled out in December just trying to get a sense of how effective that was. I think you guys are still offering that. How did that impact sales during the quarter I profitability and then also how does it impact the fuel margins?
William Walljasper: Shane, this is Bill. I will go and take that one. Certainly, first of all, yes we are currently continuing to run the pizza-to-pump promotion. We kicked that off in December. So we just had a few months under our belt. Certainly from a sales perspective when it comes to whole pie that did not quite meet our expectations at this point. I would say though when last time we ran that promotion back in 2014, we did see a slower ramp-up in the first several months before it really started to catch strides. So we will continue to monitor that over the course of March year.
With respect to some secondary benefits that we saw from that, first of all you probably noticed our same-store gallon movement of 3.8% that is a sequential movement upward. A good part of that reason is the fact that pizza-to-pump promotion certainly put more focus on that category. Our average gallons per transaction have ticked up after what has been trending and certainly that is recent part of result of the pizza-to-pump promotion.
There is been a small movement downward in our fuel margin relative to that because of the coupon will go against the cost of goods sold in the gasoline category. So we will continue to monitor that. As Terry indicated in the call one of the things that we experienced as we started kicking off this program, definitely we saw an increased promotional and pricing activity within our market area, and certainly that may have been a cause to maybe some of the slower start for that program.
Shane Higgins: Did you see competitors respond to this promotion or was it just general continuation of the promotional environment?
William Walljasper: Both. One, we did see continuation of the environment with number of the QSR peers becoming more aggressive with their promotion activity and pricing, but we also saw some peers in our market area replicate that program.
Shane Higgins: Okay great and just a question on tax reform. You guys indicated that the rates could be around 24%. I think that should boost your cash flow by maybe $30 million to $40 million, my rough math. Where you guys are looking to maybe reinvest some of that savings? Are you thinking about wages maybe price investments and obviously you guys have your initiatives? Any color there would be great.
William Walljasper: From a wage perspective we are always focused on making sure we are competitive from a wage and benefit standpoint. I would remind everybody about a year ago or so we did increase the wages significantly for the store managers with the Department of Labor issue. So, right now as Terry alluded to that we plan on taking the increased cash flow and reinvesting that into opportunities that we feel will be a quicker returning items and high returning items. And there's a couple of example of those Shane would be obviously the digital engagement program that Terry talked about and the price optimization program.
But in addition to that we are going to look for opportunities to drive shareholder value and that is one of the things that we talked about on the share repurchase authorization. We feel very confident about these programs going forward and as a result of that is why the board authorized the share year repurchase.
Shane Higgins: Alright, thanks for that color, Bill, I'll get back in the queue.
William Walljasper: You bet, Shane.
Ben Bienvenu (Stephens): Hey good morning. Thanks for taking my questions.
William Walljasper: Hi Ben.
Ben Bienvenu: I want to ask about the $200 million in cumulative Opex savings. You mentioned in the slide in prepared remarks that you are expecting to reinvest these savings into the future initiatives. That is a big number of reinvestment. I want to get a sense of how much of that $200 you are expecting to reinvest over the next three-year timeframe. And then to what extent are your same-store sales goals that you have provided for 2021 predicated on a reinvestment of the $200 million of savings?
William Walljasper: Yeah, good questions, Ben. To clarify the $200 million that is a cumulative savings over the course of the next five years, so it is not just coming from the programs that are listed on the page 11 of the slide deck. But there are a couple new programs are on there and we continue to be focused on this. As you might recall roughly about a year ago for lack of better terms then we kind of create a task force to center around placing more focus and emphasis on this. So we are only through the first year of that two-year phase approach so we feel pretty good about the opportunities at that.
As far as how much that two[?] million will be reinvested, it will depend on the opportunities that present themselves over the course of the next five years. Things can change obviously in the latter years, but in the more immediate future here we are looking to reinvest these into again those high returning items that will give a quicker earnings contribution.
Then in the second part of your question as far as the same-store sales expectations, maybe kind of just give a little bit of color around that. When we look at these programs, obviously, the digital, the price optimization of fleet card, we look to generate at least realistic expectations. It is certainly we have missed expectations and part of our business here this fiscal year and certainly do not want to have that situation again. We feel that the levers that we pulled today will be able to generate those returns.
The consultants that we have brought on board have a tremendous amount of experience. We have leveraged their experience in setting up similar programs. They have a range we certainly are putting to low end of the range where those target levels are. And so we feel pretty confident about the opportunities that we could generate.
Ben Bienvenu: That is helpful. Thank you. And then you provided a timeline for your initiatives around price optimization, fleet card and your digitally enhanced strategy. As you look to that 2021 goal of higher same-store sales growth, what is the glide path or trajectory of comps to get there? Is it smooth or is it step function? And then at what point along that journey are you able to make a determination of whether or not these initiatives have been successful or not? And I have one quick follow-up on the initiatives then I will get back in the queue.
William Walljasper: Well, I will try to remember all those questions here if I forget one Ben, please circle back with me. But maybe here is a way to kind of frame up that glide path a little bit. I do not think it will be necessarily a smooth year-over-year transition because as you see in the investor value creation deck, the digital engagement is weighted towards the back half of that three-year window. So maybe here is a way to kind of frame up and think about it.
If you look at the fleet card program first of all that is one that will kick off here in early fiscal 2019. We expect benefits to be seen on the back half of fiscal 2019 not only in the fuel category, but also in store as Terry mentioned. So both in the grocery general merchandise, prepared foods it has well as the fuel. The fuel will be the bigger one in fiscal 2019. And as we get into fiscal 2020, you will continue to increase on that going forward.
At the same time as you see price optimization. Price optimization will be a back half fiscal 2019. That will affect every category that we have right now. So again, that will come into play in the back half of 2019, and really take stride in 2020. On the digital side, as you probably gathered from the slide deck, fiscal 2019 will be a time frame that we are setting up a lot of things to put in place to not only from a redesign of the mobile app, redesign of the web, putting into place a loyalty program testing that program and kicking that off roughly about beginning of fiscal 2020.
And so that is when you will start seeing some of those initiatives take place. But I think our intent here, Ben, is to update everybody on a quarterly basis to the degree that we can at the progress of every one of these particular programs. Did I get every one of those Ben?
Ben Bienvenu: That is great. Thanks, Bill. And then one little clarifier on the prior initiatives that you have had in place pizza delivery in 24 hours most notably. In your Opex timeline that you laid out on slide 11, you seem to imply that you have completed your pizza delivery program and looking to 4Q, you might either moderate or actually reduce the number of stores that are operating under 24-hour format. Can you help us think about sort of your thought process around that existing initiative set and then what as a contributing factor with those adjustments to those initiatives contribute to the total Opex savings that you are looking to target?
William Walljasper: Yeah, so with respect to delivery in 24 hours, we are towards the tail end, but there will continue to be opportunities for pizza delivery in 24 hours. And that is going to be kind of on a on a year by year assessment because we have certainly put in play over the last probably three, four years, a lot of new stores that just quite frankly we have not put pizza delivery in yet. And so as they gain traction especially with these new programs, you may see those be added back.
So I would not say we are completely done with any of those programs, but they are definitely towards the tail end. And the inference on page 11 is intended to be a step back and re-evaluate the existing base of the pizza delivery stores and 24-hour stores to make sure that they are profitable at all times of the day. And so, as part of that action we pulled back and plan to pull back several 24-hour pizza delivery stores to optimize not only the operating expense, but really the bottom line.
I do not have a number for you as to what that would be right at this point, but certainly that would be a benefit that you will see and will call out in future quarters because we just took those actions here in Q3.
Ben Bienvenu: Thanks, Bill. Thanks for taking my questions.
William Walljasper: You bet.
Chuck Cerankosky (Northcoast Research): Good morning everyone. When we look at the digital product categories you are talking about in the digital engagement section of the new strategy, can you give us some examples of what that might be because I am thinking it is going to go well beyond online pizza ordering?
Terry Handley: Yeah, Chuck I will try to dive into that for you. There are several benefit opportunities here. One is and that is the most immediate that we are working on right now is streamlining the digital order process. Trying to make that smooth conversion rate if you are online via the website or the mobile app that you do not run into – I will call them roadblocks – during the process, trying to eliminate the number of steps you have to take in order to complete your order. So that is primary number one and that is a quick win that we are already in process working with the Deloitte team and our providers.
Another area we call it the single view of the customer and that is really to provide a personalized content and offering and promotion to each of the consumers on an individualized basis whether it is Bill Walljasper or Chuck Cerankosky, we are going to know who you are. We are going to know what you want. We are going to know what your habits are and we are going to make an offer specifically to you as individuals.
The other piece to this is also going to be a loyalty program. We need to have that brand of loyalty program. And the opportunity there is to increase the visits by enticing customers with these earn and spend rewards, and to reach out to them and get them to come back maybe more than once a week or twice a week whatever their current habits are, but to increase those opportunities.
And then also we just got to make sure that we are driving the acquisition opportunity here within the digital space, so we have to build a campaign around as to reach out to not only our existing customers, but those who may not know about the digital opportunity. So we need to be very deliberate about that to promote the opportunity for [inaudible]. And then as we create new opportunities within the store, look at our product mix and where is it that we can increase digital engagement opportunities with regards to the new product mix and may be coming in whether they are fresh products, how does that work in totality with our delivery program, and maybe we begin to engage additional items as part of the delivery aspect.
And the very last piece here maybe on a smaller scale of the test is launching into some digital kiosk opportunities in high volume stores, surrounding our food service program so you can utilize digital kiosk to make orders at lunch time in the evening and so forth. So that is really kind of the primary focal point here going forward.
Chuck Cerankosky: Alright, thank you very much.
Chris Mandeville (Jeffries): Hey, thanks for taking the question. I think you have largely addressed my questions as it relates to 2021. Bill, if we could just get them better understanding around what transpired in the store throughout the quarter, can you speak to the actual trends in December and January? And if there were any notable callouts, and then on the margin for both grocery and prep food what were the predominant drivers there?
William Walljasper: Yeah, absolutely. So you might recall Chris at the earnings call back in December, we gave a little bit of directional guidance on the comps where they were at that point in relationship to the second quarter. The commentary is at that point in time the same-store sales were in line with the second quarter results. And so what we experienced in the back half of the quarter, predominately in the prepared food category was the deceleration. And that is probably a reflection of some of the things I talked about, kind of an increased promotional activity and pricing environment that we saw in our competitive landscape.
That was the real thing there. On the margin side of that, that 120 basis point pullback, Terry talked about that a little bit, but to kind of give you a breakdown probably the majority of it actually had to do with stales. And the remaining pieces were split relatively going to be due to some promotional activity we did in the prepared food category as well some increased input cost. And when I say input cost that is supplies, not commodity driven.
On the grocery and general merchandise, that performed quite frankly as expected throughout the quarter. You can see that the margin was up. Actually, most items in the category had a margin increase except for cigarettes, which was at slightly flat just slightly down. But really it comes down to really an inventory valuation with cigarettes. There is a LIFO[?] adjustments that is in there relative to the same period a year ago.
And it is kind of a timing issue there. So I think the grocery and general merchandise performed quite frankly as expected. Now on the fuel side, we definitely gain traction on the fuel side in the back half. I talked a little bit about that related to the pizza-to-pump promotion that put greater focus on the fuel.
We did see a rising fuel cost environment, our retail environment. I think that helped. People become more cognizant of the value proposition with the pizza-to-pump program so that is part of it there. On the margin side, I know some of the sell side analysts follow Opus[?] data. Those that follows Opus data probably saw the month of January was a very, very challenging margin month across the nation.
And so for those people they do follow that they did pull their margins down, but unfortunately from the consensus standpoint, the margin was 19.5 I think it was. And so there was that part of the disconnect of missing the guidance, so hope that helps out Chris.
Chris Mandeville: It does. And then I am just kind of curious was there any particular weakness in anyone day[?]part or is it kind of broad throughout the day?
William Walljasper: Yeah, I would say when you look at the day part probably more the evening day part than any other category. But kind of along that lines when we talk about and Terry mentioned as we talked about increasing our focus on pricing of promotional activity to add more value proposition to the customer, we are going forward with a wide variety of day part promotions over the next several quarters, different pricing structures.
So we think we have a very solid plan to combat the environment that we are currently in.
Chris Mandeville: Okay and then maybe the last one from me and I will hop back in the queue. Just as it relates to the $200 million in savings over the next several years, did you note that actually there is incremental upside from distribution and if that is the case, is there any early color that you can provide in terms of that potential upside?
William Walljasper: Yeah, the commentary around distribution was this, as we look forward we have a high expectation of driving same-store sales. So regardless of any growth in units just the same-store sales growth alone is going to bring about pressures on the distribution and transportation side that we are looking to evaluate. In some of the things that we are currently going to be evaluating are multi-week[?] deliveries.
For instance, we were currently looking at the opportunity of a third distribution center, but maybe it is going to be a third-party distribution alternative for parts of that. So we are looking at all opportunities from a distribution and transportation standpoint to be the most effective to meet the expectations that we just rolled out.
Chris Mandeville: Thanks, Bill.
William Walljasper: You bet.
Ryan Gilligan (Barclays): Hi, good morning. Thanks for taking the question.
William Walljasper: You bet, Ryan.
Ryan Gilligan: Just following up on the digital engagement initiative without giving away any competitive secret, how will it compare to some of your conventional pizza competitors and maybe said another way why will this help you gain share when the roll out is still over two years away?
Terry Handley: Well, Ryan, I will try to answer that question without giving any trade secrets. But I think the whole digital engagement landscape continues to evolve and develop. To say that it has matured would be a mistake and we certainly have a lot of competitors such as Pizza Hut who just came out with their program here this past fall. Obviously, Dominos does a very, very nice job in terms of the prepared food category.
But in the C-store space, again, I think it is an area of opportunity continue to evolvement. I think for us, our intention here was to be very deliberate about what we were going to do. We certainly just did not want to create a loyalty program and call it good, because this has to be a scalable opportunity. The digital engagement with our customers is going to continue to evolve. It has to be scalable.
And in this changing world as it is right now, new opportunities are going to be forthcoming for everyone. And everyone is going to be looking for an edge. And we need to make sure that we are being as proactive as possible, but you have got to set a good foundation. And simply having a program that is static does not have the ability to be agile and scalable would certainly not do us any good going forward. So that is why we were as deliberate as we were in this process.
We believe that we partnered with a great team from Deloitte, and also the team from Impact 21 with regards to price optimization. So yes, it is going to take a little time to find our feet here. But we are moving as quickly as we can because we feel that this is a wonderful opportunity going forward and believe that it will have great dividends for our shareholders in the long term.
Ryan Gilligan: That is helpful, thanks. And just on the price optimization work, can you give us some examples on how the strategy will change and on average do you anticipate prices moving up or down as a result of this work?
William Walljasper: Well I would tell you in terms of the way the strategy would change. Ryan, we will talk about fuel in particular. Right now, we have a fuel pricing policy that is basically managed at field level. We follow the competition. We are not going to be undersold. We want to be competitive. But what we are finding in a lot of cases is we are probably competing against ourselves as markets evolve and change and develop.
But also, we need to make sure that we are providing all the optimum opportunities of information, data collection, analysis to our field people. And so through our BI platform, we are doing a great job of getting that information to them in a more measured basis. But utilizing price optimization just takes it to another level. And now we begin to take a look through algorithms says how we can maximize not only margin, but volume at the same time.
And when we think about items inside the store we have been doing this for a long time in terms of competitive mindset on an individual market basis with cigarettes, with beer, with packaged pop and other beverages. And this really kind of brings it all centralized, brings it in-house. So again, so we can provide that data collection and information that will allow us to make better decisions to not only drive sales opportunities for profit opportunities, so we can find the balance. We will do a lot of testing in the beginning to make sure that we find the boundaries here and what works best. And also, we when we think about the digital side of this, there is going to be segmentation opportunities. So markets will be managed differently. And so when price optimization footprint will look differently than maybe in another segment whether it be rural or metro, interstate locations and such.
So that is the work that is been done right now to set that landscape. So we really believe that the digital engagement and the price optimization working together will provide great benefit and yeah go forward.
Ryan Gilligan: That is really helpful. Thank you. And then just last question on Capex, how should we expect that to trend over the next few years?
Terry Handley: Relative to the fiscal 2018, you should see fiscal 2019 trend downward. We will put more color on that the next conference call.
Ryan Gilligan: Great, thank you.
Anthony Lebiedzinski (Sidoti): Yes, good morning and thank you for taking the questions. I apologize. I did miss some of the conference call so some of this may have been answered. But I was just wondering if you had a dialog with JCP Investment the activist investors that obviously triggered some of the value creation plan so maybe if you could just start with that please.
William Walljasper: Well, Anthony, we do not typically comment about those type of discussions as a practice. So I will let that question go for now.
Terry Handley: Yeah, just to follow-up on that, if you are asking a question if we consulted with JCP on the value creation plan, the answer would be no.
Anthony Lebiedzinski: My other question was basically have you – was there any sort of dialog since – but I will take Terry's answer. That is fair. I just wanted to check in, in regards to that. And also as far as looking at the same-store gallon obviously, nice movement there upwards, but you are not seeing those customers necessarily come into the stores especially for the pizza. Does it really boil down to a more competitive environment?
Terry Handley: Anthony, this is Terry. In terms of the prepared food, I would certainly tell you and I think many of us see it and we have talked about it in the past that in the QSR and prepared food space you are seeing much more aggressive promotional activity whether it's McDonald's dollar menus or Dominos two pizza for a price promotion. Everyone is struggling for market share. Everyone is in a fight in a battle.
And so we need to make sure that we are finding the right balance to maintain and grow market share, but there were also maximizing the opportunity in generating gross profit so, again that is an opportunity that we feel the price optimization tool will assist us in going forward. But in the meantime, in that bridge, we need to make sure that we are responding not only to what the competition is doing, but we need to be aware of what the customer is feeling.
And quite frankly there remain challenges in this economy here in the Midwest, and so people are looking for value. And we certainly feel a responsibility to our customers especially in our smaller markets that we provide that value. And so we are going to be extremely active in that regard. We have already started that and have here recently in terms of value deals over the lunch hour and breakfast. But now we are going to start targeting the whole pie pieces as well.
We certainly had anticipation from the pizza-to-pump that it would do more for us immediately as Bill noted it was slow to take off, which historically it is been that way when we have done it in the past. So we still feel that is an opportunity for us going forward that we need to be reactive to the demands within the market and remain competitive, and that is what we are going to do. We are going to be proactive.
Anthony Lebiedzinski: Okay that all makes sense. And again I may have missed this, but as far as the same-store sales expectations for fiscal 2021, how should we think about margins as well, given what you just said as far as being promotional, being cognizant of what is going on within your [inaudible]. Should we expect that the margins will be less than what we have seen here as of late or the same or will there be benefits from price optimization? How should we think about that?
William Walljasper: Yeah, this is Bill. I think there is opportunities for some margin expansion in certain areas. But think about it from this perspective, this really is a gross profit dollar generation proposition. That is what we managed to and so we are trying to strike that balance between not[?] the appropriate pricing of a product and different market areas as well as promotional activity to drive sales.
Obviously, when you do that, there could be some margin impact. But like I mentioned earlier as we head through this journey on a quarterly basis, we will update everyone as the progress on this. But again, I would circle back to say that is a gross profit dollar generation proposition.
Anthony Lebiedzinski: Got it, that is very helpful. Thank you so much and best of luck.
William Walljasper: Thanks, Anthony.
Terry Handley: Thanks, Anthony.
Bonnie Herzog (Wells Fargo): Alright, thank you. Good morning.
William Walljasper: Hi Bonnie.
Bonnie Herzog: Hi. I had a big picture question on all of the initiatives that you are implementing. All of them are in very early stages, but critical drivers to achieving the aggressive financial 2021 targets you guys laid out this morning. So I wanted hear from you more on how or why you have the confidence you are going to be able to hit these targets? And could you touch on or be specific if you have actually tested some of these initiatives at your stores that you could maybe give us some concrete examples of possible increased traffic and/or increased attachments? I am just trying to reconcile how much these initiatives are maybe just in concept mode versus proven results?
William Walljasper: Yeah, Bonnie this is Bill. I will start off and sure Terry will kick in as well. But let us take the fleet card program first. That is the one that is the most immediate of impacts. You might recall in the last call or just one of the last two calls. We mentioned that we hired a young man to come in the director of fuel's position. He will be leading that team on the fleet card side of it. He is got experience in that with fleet card programs.
One of the things he identified very early on in his time with our company was our fleet card activity just had not put a tremendous amount of energy and focus around that. For a company that has 2,000 plus stores he was very surprised about the fleet card fuel[?] volume in relationship to our peers who have considerably less amount of our stores that will do double and triple volumes on their fleet card program.
He is very excited about the opportunity to start this program and to be at more focused on it simply because of that. So we have not tested that. We do have a fleet card program out there. But certainly, he has tremendous experience in that area and has industry data that would support the numbers that we put out with respect to the volume anticipated from the fleet card program.
On the other two programs, we do have consultants in on both of those, and so either one of those we have not really tested those programs. That is absolutely correct. And so we will look at the programs that they have stood up and their history of that are similar to these programs. They obviously have a range of success with those programs. And I can tell you we put our expectations on the low end of those range and then a step further down from that.
So there is definitely some opportunities for upside even from the expectations that we put out there. And so that is one of those things that I think would be critical for us to update all of you on a quarterly basis to give you that progress based on the timelines that we put out in our value creation plan. Now, Terry, would you?
Terry Handley: Well, Bonnie, just to tag on to what Bill said with regards to the fleet card program. The number of gallons that we are doing compared to our peers with the landscape that we cover especially in these small communities where other opportunities may not be quite so available. I think it is a great opportunity for us, a great leverage point. When we think about the price optimization, in terms of a totality program this will be the first time that we have something along that line, but that does not mean that we have not been doing price optimization to some degree over time.
And certainly the use of our BI tool for micro strategy has provided some great clarity for us in terms of our pricing strategy in our maximizing profits in certain market. And so this is just another step forward. And then also to roll in fuel, that is an area again as I mentioned earlier in the earlier question there is been a decentralized management process and we are going to provide that more in a centralized process going forward, and provide support, and guidance to the field in terms of pricing strategies that we believe will drive gallons and margin as well.
And then when you think about the digital, I would refer back to our mobile app and the progress we have had with the mobile app to date. But that is only one piece of the puzzle, and certainly again we wanted to be deliberate in the rollout of this digital engagement because this is an important step for the long term for us. And if we are going to do it we are going to do it right. And I think that is something that we have tried to do in the past. Maybe sometimes we are criticized for that being a little deliberate, but we always want to make sure that we were making the right steps for the long term.
We are not a short-term proposition. We are a long-term value company and this is the long term that we see is best for us, for our shareholders, and for our consumers.
Bonnie Herzog: Okay that all makes a lot of sense and very helpful color so thank you for that. And then I just have one final question. I was hoping you could talk a bit about the current M&A environment, and how aggressively you are still looking also I would love to hear from you about Kroger stores and your involvement in that sale process? Curious, if you guys seen or felt the multiple was too high or whether other reasons you ultimately did not acquire the stores? Anything you can share with us on that would be helpful. Thanks.
William Walljasper: Yeah, Bonnie this is Bill. I will start that one. As far as the M&A activity, I want to think that we have definitely noticed here in the calendar – well the first two three quarters is definitely an uptick in opportunities of people willing to talk to us about selling their business. Obviously, thus far, with respect to the acquisition announcements that we have had this year, it is certainly an uptick from the prior two years.
It will be interesting to see how that goes forward, Bonnie, because with the tax reform, it feels like there might be a pause out there as some of the potential sellers are trying to evaluate what that means to them. We will continue to push forward on acquisition opportunities and certainly make those decisions as we move forward.
With respect to acquisitions, typically in every acquisition whether it is one store, ten stores, a hundred or whatever it is, we do sign non-disclosure agreements that would prohibit us from even indicating whether or not we are involved in an acquisition. So I cannot give it a lot of color on any acquisition because of that typically.
As far as the Euro Garage is purchasing the Kroger assets I do not know what the multiple is on that.
Bonnie Herzog: Okay, thank you.
William Walljasper: You bet.
Irene Nattel (RBC Capital Markets): Thanks, and good morning everyone.
William Walljasper: Good morning, Irene.
Irene Nattel: One of the interesting comments you made around capital allocation is that you want to focus on higher return initiatives. I was wondering if that was sort of a comment on how satisfied you are with the returns of some of the initiatives you have been implementing or really is it just about how you see the return on a go-forward basis on these incremental investments?
William Walljasper: Yeah, great question, Bonnie. And so here is kind of the way that I would characterize that. The reallocation of capital in some of the items that we mentioned have a much more immediate earnings contribution in return. And in return I will say it spread out over the entire chain. Terry made some comments about scalability. Obviously, the Digital program, Price Authorization program and Fleet card program are scalable across the entire chain to help lift not only new stores that come online, but also our existing store base.
And really quite frankly that is the biggest piece of what we have right now. And so as far as the returns on like new store constructions, the replacements, remodel those have been performing very similar to what we have experienced in the past three to five years. So it is not necessarily that there is a return dynamic shift in those, but we see an opportunity to reallocate over to areas that will be much more immediate because obviously a new store takes time to hit it to full stride in the maturation cycle.
And some of these opportunities would have returns that would be obviously higher than what we see.
Irene Nattel: That is really helpful. Thank you. And just as you think about the financial year 2019, financial year 2020, certainly at this point it seems as though your customer base is going to continue to be constrained. You mentioned the value proposition on prepared foods, but if you think about price optimization how do you put all that together in terms of maximizing gross profit dollars against that backdrop of the limited consumer ability to spend?
William Walljasper: That is a good question, Irene. You followed our stock for a long time, we are in a period right now that we do have some items like farm income, food away, food at home that are cyclical. We were in the same period about 2009 right about at the same level. So we will eventually cycle out of this, we just do not know exactly when that will happen. But from a market share perspective, I will guide you back to 2013.
We were out of the market with respect to not competitive on pricing or promotions with respect to our cigarette category. We made a change there. And subsequent to that, you saw in fiscal 2014, 2015 and 2016, a significant move in grocery in general merchandise, comps and gross profit dollar movement that was led by cigarette. I think one opportunity right now as Terry mentioned this is just a market share battle. And you lose a customer for one of your key items, you probably lose a customer from another item as well. And so we certainly want to make sure we meet the needs of our customers at the time that they need that and so therein lies the premise of coming in with some additional promotional and pricing opportunities to be more competitive to make sure the customer's needs are being met.
And so then after that we weave into some of these programs like the digital loyalty program for instance. We think it is a nice blend and kind of a nice roadmap to kind of meet those customer needs.
Terry Handley: Irene, this is Terry. I want to kind of jump on that in terms of the value creation for the consumer because they are in difficult economic times in our market area maybe not so much in metropolitan locations, but certainly in the rural market. And we certainly believe this technology there we do not want to underestimate our rural consumer base. They are very tech-savvy. They do everything from their mobile phone and we want to make sure that we are offering those values to them through this digital platform.
And so to have the value is one thing but to reach out to them is going to be very much essential. And this is a great opportunity to do that. And I think we have a wonderful opportunity to leverage this technology to bring the value proposition to our consumers. And I had like to kind of circle back on your original question with regards to the remodels and the replacements. And I would tell you that this is not coming to an end. This is actually in the transition because we need to start looking at this in terms of a total market assessment, if you will.
A lot of our communities we have small towns where we have smaller footprint, smaller stores, maybe the lofts are smaller. To do this remodel program would necessarily be physically capable, and so we are taking a more strategic look in terms of the total market itself. Has the highway moved? Who is the competition? Are they in a better location? And how do we find the best opportunity in that particular community?
This is a deliberate process that we are going to use. We have been using actually going forward. We are going to continue to do that. And the other piece I want to speak to is innovation. And I think this is just the first step of a continued plan of innovation that we have been discussing internally. Certainly, these levers that we are talking about with price optimization and digital are two big elements of that innovation.
But also, as we take a look at product offering and selection going forward, we want to make sure that we are being innovative when it comes in terms of equipment and product and utilize the information that we will receive from the segmentation portfolio out of the digital engagement, to understand where we best serve our customers with the different elements of this innovation so. There is lot of information that we can glean from the digital engagement perspective and we are certainly going to leverage that and go forward in terms of increasing sales and profitability.
Irene Nattel: Presumably all of these different initiatives work hand-in-hand with one another. And as you get more individual customer data and can gauge their responsiveness to price optimization it can help you on the innovation and the in-store offerings front. Is that a fair statement?
William Walljasper: Irene, would you please repeat that for me?
Irene Nattel: Okay. What I said was that these work hand-in-hand, Bill. As you get more ability to analyze individual customer behavior and their responsiveness to your price optimization, you can also refine your in-store offering and what you price where?
William Walljasper: Yeah, absolutely. Absolutely that would be the case. It is kind of a learning process there. And I mentioned earlier about looking at multi-week deliveries, many of our peers do multi-week deliveries, which may bring about additional opportunities for product selection as well. So, I am excited about the future.
Irene Nattel: Okay. But again, presumably it is more of an F21. These are sort of it takes longer because you need a lot of data to analyze and that takes time.
William Walljasper: Correct, yes.
Irene Nattel: Okay that's great. Thank you.
William Walljasper: Yeah, thank you, Irene.
Ryan Domyancic (William Blair): Hey good morning and thanks for taking my questions.
William Walljasper: Hey Ryan.
Ryan Domyancic: So first, on prepared food, is there any notable differences in the comp between slices and whole pies?
William Walljasper: Yes, the whole pie is certainly just kind of by way of reference those are about 50-50 contribution when it comes to pizza. Whole pie has taken a downward movement more so than pizza slices, and it really comes back to the comments we made on promotional and pricing activity that it accelerated in our market area. Pizza slices tend to be one of those more impulse items as they come into the store.
Ryan Domyancic: Okay. So then when we look at the stronger gallon growth going on with the weaker prepared food comp, it is not necessarily totally fair to say there is a bigger conversion issues going on from a few quarters ago.
William Walljasper: No, I think that is a fair statement.
Ryan Domyancic: Okay, it is helpful. And then on the run rate of expenses, you got 2.9% for the unchanged store base this quarter. You have got more to do on the Opex side of things, but where you can go that will go in the next quarter given on the positive side you have got more to do and more ways to save cost, but the offset to that could be continued wage pressure.
William Walljasper: Yeah, and I am glad you brought up wage pressure because we certainly are in a very competitive labor environment not only from a wage rate perspective, but from benefits and so we are always trying to attract key talent at all levels of the business. And so that continues to be a challenge so that maybe a pressure so it is really hard to say going forward in the future quarters.
But generally speaking though, in past years, we have been able to run in that 2% to 3%, 2% to 4% range. The fluctuation piece there you probably pick up on is credit card fees. As the retail fuel price increases, credit card fees for us at least we push those down to the store level. Some of our peers exclude credit card fees and some may allocate different things down the level. To kind to put it maybe something in perspective for you here, Ryan, that 2.9% if you were to exclude credit card fees from that would be about 2.2%.
If you actually exclude health insurance, they get allocated currently down to the store level that goes to 0.5%. So that is why becomes a little challenging to compare our unchanged store expense to some other peer that puts something out. You just do not know what is allocated downward.
Ryan Domyancic: Yeah, metrics are helpful. And then finally and I know you touched on this with the last question. But when you looked at the strategic plan and looked at your store growth in terms of number of new units going up, did you consider slowing that at all in repurposing capital towards share repurchases or the fact that the ROIC is kind of been similar to the past three or five years make you think that continuing to grow the store base at 4%-6% a year is the right way to go.
William Walljasper: Yeah, a couple of thoughts there. First of all, the returns continued to be very similar in the past three to five years, so it is not really a return pullback in that particular program. As far as looking at slowing down if you were to look at the number of stores that we have under agreement, I think it is 140 that we have in the press release.
Certainly, the intent next fiscal year was to have a higher number, but we are pulling back from our planned intent on new store construction and taking that and reallocate that to some of these programs that we discussed previously.
Ryan Domyancic: Okay, thank you.
William Walljasper: You are welcome.
Kelly Bania (BMO Capital): Hi, good morning. This is Kelly Bania. Just a couple of questions. Thanks. First on the QSR and the comments about the competitiveness in the pizza category; it sounds like the whole pie is more. Can you just maybe help us understand the percent of your stores that you think are directly, geographically in competition with the chain like a Dominos or a Pizza Hut that are doing these promotions? And if whether or not that is increasing? Are you seeing some more unit growth from some of those or is that steady and you are just seeing the promotions increase?
William Walljasper: Yeah, so we have actually done quite a bit of work on some geofencing here in the last three to four months with respect to it is not just the pizza operators. It is really quite frankly anybody that is in the QSR industry or that has either put out value propositions or had some pricing, promotions or maybe even more aggressive from just more units in our area so that would include obviously Dollar General as well.
And so with respect to the pizza side, Pizza Hut would be what we find is the one that we are probably coming up against the most in roughly a 1,000 stores. Dominos maybe 600 stores and like McDonald's for instance is about another 1,000 stores. But so yeah, so we have done a lot of work around that. We have overlaid kind of our promotions over the past three or four months with respect to what their promotions were.
And so one of the things that we identified was they are definitely on a pricing pressure standpoint very competitive maybe more so than we have been. And so we feel that there is an opportunity to get back in the game and compete at a pricing perspective and promotion perspective. At the end of the day, Kelly, it is really to see to offer a value proposition to the consumer at a time that is quite honestly in the Midwest, a challenging economic backdrop.
I do not know if you follow the USDA report, but the most recent one that came out in February projected a slight decline in farm income in calendar 2018. So we are in this environment and we certainly want to offer opportunities to our consumers.
Kelly Bania: On that note, in terms of your plan for 2021, what are you kind of assuming for the economic backdrop? Do these plans kind of put you on a path to meet those objectives irrespective of the backdrop or can you achieve this backdrop continues?
William Walljasper: No, irrespective of that backdrop, we did not contemplate when we set these expectations out that we had to have an economic backdrop in a certain trajectory. It will eventually turn – it is hard for us to make that determination, but it was certainly separate decision.
Kelly Bania: And with this plan, I may have missed this. But can you talk about unit growth? Are you still on track for your prior unit growth expectations? And can you be a little bit more specific on expectations for remodels and replacements in fiscal 2019 and beyond?
William Walljasper: I will start with fiscal 2018. As far as fiscal 2018, we are certainly on pace to as you probably gathered from the press release to hit our expectations with respect to replacements, remodels and new store construction. I will defer the question on fiscal 2019. We have not put that guidance out there as to what that shapes up. We will do that in the next conference call, but certainly it all rolls up into this particular plan.
Kelly Bania: Okay. And in terms of the share repurchase and the free cash flow expectations you noted the $150 million in capital relative to fiscal 2018 next year. But just how do you expect free cash flow over the next couple of years? And what will fund the share repurchase the new $300 million?
William Walljasper: Yeah, it will, existing cash flow from operations and to some degree depending on how these programs ramp-up. There might be additional debt associated with that as well. But from a cash flow perspective when we start looking through cash flow expectations over the course of the next three years, certainly, there is an expectation to generate free cash flow as these programs become, come online and take traction.
Kelly Bania: Okay. And then just last one for me in terms of the Opex, the $200 million with I think that was over three years or maybe you said five years. But just can you clarify what the specific areas are there that can get to $200 million and what kind of cadence we can expect over the next couple of years. And am I hearing it right that that $200 million will be directly reinvested into all these initiatives?
William Walljasper: Yeah, and keep in mind, just to clarify that is cumulative savings over the course of the time. It goes through 2021. So basically, it is going to a combination of continued you know looking at those cost reduction measures on page 11 of the slide deck, you continue look at some of those gaining traction. There are several ones that quite frankly we have not that we just initiated even in the third quarter that really have not been reflected in any type of movement in the unchanged operating expense that we had.
And so that is really and there is a couple there as you see the new fleet management program and the optimization of the warehouse. There is a wide variety. Well again we will keep you continue to update on a quarterly basis to the progress of those as well as anything new we might roll out.
Kelly Bania: Okay sorry, and then I forgot to add one more. In terms of the distribution you mentioned maybe potentially thinking about a third-party distribution option. And that was news to me. I recall you were testing maybe some more frequent deliveries. But as part of this plan, can you talk about any thoughts or if guys evaluated anything in terms of menu innovation or fresher, more higher quality ingredients as part of this plan?
William Walljasper: Well as far as the distribution side of that we are in the early stages of evaluating that. But as we start to think about that, maybe here is a way to characterize that, Kelly, we certainly believe that we are going to have a significant uptick in same-store sales across our inside of our store. But that puts pressure on distribution and transportation.
At the same time, we are underway looking at healthier-for-you options within our stores, and obviously is become prevalent with our consumer. Again many of those tend to be products that are time-sensitive, and we need to make sure that we get those products there. And so because of all of that we are looking at multi-week deliveries, we are currently testing multi-week deliveries in our stores with our current distribution structure.
But it dawned on us that we should also expand that to look at other opportunities perhaps to augment what we currently have. That may be some third-party distribution alternatives at least in part for some of these initiatives. So that is the evaluation process we are looking at right now and so we should have that wrapped up probably in the next several quarters.
Kelly Bania: Thank you.
Bob Summers (Macquarie): Good morning guys.
William Walljasper: Good morning.
Bob Summers: I just want to build on some prior questions. So the digital transformation, how is it going to impact how you look at acquisitions over the short or intermediate term? Then second this whole transformation is not a riskless endeavor, so how are you handicapping execution risk, particularly throughout the process, but then more importantly the ERPs and have you picked a provider yet? And then taking a bigger step back, the formulation of the plan is clearly very important here. The Deloitte digital team is not really known to me. You have talked about their depth, but either the specific team that you are using or the consulting practice in general I mean can you cite some strong examples of market success for us?
William Walljasper: Alright, so there is lot of questions there, Bob. So I may not get all of them here. So I will do my best. If I do not answer one of them or one of them goes unanswered, please circle back on that. So with respect to the digital side of that equation so we went through an RFP process to look at who might be the best provider that has the most experience in a QSR arena. Quite honestly, I do not know the sources you have, but Deloitte came resonate at the top.
There were several others that were there. We felt this was a better fit there. So with respect to the handicap of the execution well, I will come back to the M&A question first. I can tell you that the rollout of these programs, it is not our intent to pullback acquisitions. Again acquisitions it will all be a value proposition. If there is an acquisition out there that we think makes sense to the shareholder, we are going to take action on that.
So if they agree that if we have a lot of acquisition activity, certainly, we will pullback from the share repurchase that was announced to allocate those funds to something of that nature. So I do not want to certainly misled anybody that we are going to pullback acquisitions because I think there is going to be continued opportunities that we will have in this next three years.
So as far as the I guess you call it handicapping of the digital program, we kind of touched a little bit about this going forwarded. So we looked at all of the experiences that were presented to us not only from Deloitte, but some of the other people that we actually have in the RFP process, looked at the average market or industry standards of what the benefit or lift would be by each specific area of the digital; put our expectations, we started at the low end of that industry range and then took it another step down below that just to make sure that we had that. Again, this will be an evaluation process on a quarterly basis for us to make sure we are hitting milestones. And internally we have specific milestones set out over the course of each fiscal year between now and 2021 where we certainly have expectations of what Opex will be for a particular program, what Capex will be a particular program, and what the lift will be particular program. That is the monitoring factor here. So I am sure there might have been a couple other question.
Oh, yeah the ERP question in there. The ERP, first of all, right now we are in phase one of the ERP. Really what that is, is really the core financials, Bob. The first phase of this is taking a look at our legacy systems and we have a lot of legacy systems that we are forced to interface with. And so we felt the opportunity was going forward to meet this plan was to have an integrated system. So Oracle is the provider in that regard that I guess what you are asking about.
Bob Summers: What I am trying to get at is that I think a lot of us on the call have seen retailers that have tried to do technology transformations only to learn that the intended systems did not achieve or do what they wanted. And this was only figured out midstream and so I am also trying to gauge your confidence level and the things that you are looking to do will actually do what they say that there is high level of confidence behind that.
William Walljasper: Yeah, so there are several pieces to that. First of all, from the financial systems upgrade that we talked about, obviously we have a system integrator that does these very, very frequently. Deloitte happens to be the system integrator for that. We have actually even hired a third party over the top of that as a third-party oversight for the implementation of the financial systems upgrade just as another check and balance to make sure that we are hitting strides.
We are not having change orders and meets the expectations and milestones that were set out to meet at the beginning of that particular venture. And so the other ones I am not sure I can add any more color with respect to how we came up with the expectations from those programs. I think we kind of touched on that. Terry, if you want to add anything?
Terry Handley: No, I think, Bob, that Bill touched on that in terms of our work with the digital team. We looked at some top company consultants in this field. We just felt that the digital team from Deloitte understood where we were trying to go with this program. Understood that it was separate from this ERP project financial systems, and it's an opportunity of innovation for our consumer. And we feel very confident in their history and their success with other clients.
And to Bill's point, we took a look at their past ranges of success and took it down a notch. And so we want to make sure that we were being very conservative about that. But we are going to have our foot on the gas and we have high expectations and we will continue to drive towards that high expectation.
Bob Summers: Okay great, thank you.
William Walljasper: Yeah, Amanda I think we have time for about one more question.
Damian Witkowski (Gabelli): Good morning, Bill. Good morning, Terry.
William Walljasper: Hi Damian. How are you?
Terry Handley: Good morning.
Damian Witkowski: Good. The value creation plan, you obviously spend a lot of time on it. I was just wondering if you looked at real estate and perhaps monetizing it somehow in order to rollout these initiatives even faster and frankly buyback some stock considering it sort of at the lower end in terms of where it is trading on the multiple-wise[?].
William Walljasper: Yeah, Damian, I will answer that question. Yeah, first of all from a real estate perspective, we do own up most all of our assets. As you know on an annual basis we look at the real estate different alternatives of what might we might be able to do with that to trade shareholder value. So now we do that on an annual basis. We have gone out to three separate companies to do that evaluation.
However, with the new tax reform in play that will be a program that we will look at again over the course of the probably the next couple of months and had that evaluation. So yes, the answer to your question is yes, we are looking at that. That was not contemplated however in the analysis on the value creation plan.
Damian Witkowski: Okay. And then there is this prepared food, a few different answers that you gave. But is there a way to generalize? Is it the weakness in the consumer and specifically the farm-related consumer or is it really that the areas that you are competing are overbuilt in terms of QSR units?
William Walljasper: Well I am not sure I would characterize an overbuilt. Keep in mind most of our stores are in rural community throughout the Midwest. So I would say they are definitely communities where there is might be a arguably an over-saturation of QSRs that that could definitely be the case. I will point it to you to an article here recently in The Wall Street Journal. It was about a week ago front page. Maybe you have read it.
This is a very large article about how farmers here in the Midwest are having to take second and third jobs just to stay on the farm. I encourage all of you to read that when you see those farmers making quotes. We have stores in every one of those communities.
Terry Handley: [inaudible].
Damian Witkowski: And you saw this same thing in back in 2009 I think you said. I mean what turned it? Was it the farmer coming back that really turned things around?
William Walljasper: Yeah, I would have to go back specific with all the aspects of on that. But you think about what happened back in 2009 remember that almost coincided with the economic downturn of the company. Inflation came into play. Commodity prices started to rise, and therefore the farmer became little healthier.
Damian Witkowski: Alright, thank you.
William Walljasper: Thank you.
Final Remarks

Terry Handley: Thank you. And I would like to thank everyone for joining us this morning and close the call by reiterating our key initiatives to drive shareholder value. Number one, positioning Casey's for accelerated growth and improved profitability through our enhanced store performance plan. Number two, continuing our strong track record of delivering value to shareholders through our disciplined capital allocation strategy by prioritizing high return growth and profitability initiatives.
And finally, number three, the appointment of our three new independent directors to our board coupled with significant enhancements to our corporate governance profile and shareholder rights practices. We strongly believe the combination of these actions will unlock significant value for our shareholders. This concludes our call for today. We look forward to continuing our dialog with our shareholders and updating you on our progress. Thank you.
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